UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 9, 2015

MKS Instruments, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-23621	04-2277512
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Tech Drive, Suite 201 Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-645-5500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 9, 2015, upon the recommendation of the Company’s Compensation Committee, the Board of Directors of MKS Instruments, Inc. (the “Company”) approved, subject to the approval by the Company’s shareholders at the May 4, 2015 Annual Meeting of Shareholders, the 162(m) Executive Cash Incentive Plan (the “162(m) Plan”), which is intended to constitute a qualified performance-based compensation plan under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, and will become effective if approved by the Company’s shareholders. The purpose of the 162(m) Plan is to provide cash-based incentive compensation to executive officers for improving the Company’s overall business performance. Pursuant to the 162(m) Plan, the Compensation Committee shall annually determine the amount of the cash award to which each Participant will be entitled if the Company achieves performance goals selected by the Compensation Committee based upon one or more of the performance criteria set forth in the 162(m) Plan. The adoption of the 162(m) Plan is not intended to reflect a material change in MKS’ philosophy for the cash incentive compensation of its executive officers.

The foregoing summary of the 162(m) Plan is qualified in its entirety by reference to the full text of the 162(m) Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

      10.1*        162(m) Executive Cash Incentive Plan

*	Management contract or compensatory plan arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MKS Instruments, Inc.

Date: February 12, 2015	By:	/s/ Seth H. Bagshaw
	Name:	Seth H. Bagshaw
	Title:	Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	162(m) Executive Cash Incentive Plan

*	Management contract or compensatory plan arrangement.